Exhibit 99.1

FOR IMMEDIATE RELEASE

ALDERWOODS GROUP REPORTS FIRST QUARTER RESULTS AND

FURTHER DEBT REDUCTION

CINCINNATI – May 1, 2003 – Alderwoods Group, Inc. (NASDAQ:AWGI) today announced financial results for the 12 weeks ended March 22, 2003, representing the Company’s first quarter with comparable results.

Highlights include:

•                  Earnings per share of $0.17

•                  Total revenue of $197.7 million

•                  Net income of $6.7 million

•                  Same site average revenue per funeral service increased 3.6% to $3,777

•                  Same site funeral services performed declined by 956 or 2.6%

•                  Pre-need funeral sales increased to $40.6 million

•                  Death rate continues to be lower than expected

•                  $10 million mandatory payment made against the Company’s senior secured notes

•                  Rose Hills senior bank debt of $52.6 million repaid in April

“We continue to drive efficiencies into our business model while investing in our business transformation,” said Mr. Paul Houston, President and CEO. “Our continued diligence in expense management, coupled with our strong cash management underpins a solid financial foundation as we continue to work towards improved revenue growth and better profit margins.”

Debt Reduction

Alderwoods Group previously announced the successful restructuring of $52.6 million in senior bank debt of its wholly owned subsidiary, the Rose Hills Company.  The transaction, which concluded on April 1st, 2003, involved a $22.6 million payment from cash on hand and an advance of $30 million from the Alderwoods Group credit facility.

Today, the Company announced that it has repaid, in full, the $30 million Rose Hills advance on its credit facility.  This payment, along with the $10 million mandatory payment made in January 2003 against the Company’s senior secured notes due in 2007, the $22.6 million against the Rose Hills debt and some additional miscellaneous repayments, has reduced the total debt outstanding by a further 8.4% from December 28, 2002.

In summary, Alderwoods Group has reduced its total long-term debt in fiscal 2003 by $64.2 million. Along with the $82.5 million repaid in 2002, the Company has repaid $146.7 million of debt since its emergence 16 months ago.

“With a corporate priority on balance sheet management, we are pleased that we can announce a further significant reduction of our long-term debt this year,” stated Mr. Houston.  “We believe this result is further confirmation of our commitment to strong cash management and the success of our strategy to de-lever the business.”

Financial Summary 12 Weeks Ended March 22, 2003

Operating income of $17.8 million for the 12 weeks ended March 22, 2003, decreased by $13.4 million, compared to $31.2 million for the corresponding period in 2002.  The decrease was primarily due to the $9.5 million impairment of assets of locations to be sold, and lower gross margin compared to the corresponding period in 2002, which were partially offset by lower general and administrative expenses for the 12 weeks ended March 22, 2003.

Net income of $6.7 million for the 12 weeks ended March 22, 2003, decreased slightly by $0.4 million or 5.8%, compared to $7.1 million for the corresponding period in 2002.  The slight decrease in net income was primarily due to the decline in operating income being substantially offset by a $9.7 million tax benefit resulting from income tax refunds relating to prior years.  Basic and fully diluted earnings per share for the 12 weeks ended March 22, 2003, were $0.17, compared to $0.18 for the corresponding period in 2002.

Total revenue for the 12 weeks ended March 22, 2003, was $197.7 million compared to $199.6 million for the corresponding period in 2002, a decline of $1.9 million or 1.0%.

Funeral revenue was $131.0 million, representing 66.3% of the Company’s total revenue for the 12 weeks ended March 22, 2003, which was down slightly by $0.9 million compared to $131.9 million for the corresponding period in 2002.  Funeral services performed were approximately 34,800, with an average funeral revenue per service of $3,765 for the 12 weeks ended March 22, 2003, while for the corresponding period in 2002, approximately 36,300 funeral services were performed with an average revenue per funeral service of $3,629.  On a same site basis, average funeral revenue per service increased $130, or 3.6%, compared to the corresponding period in 2002, while the number of funeral services declined by 2.6%.

For the 12 weeks ended March 22, 2003, the funeral gross margin was $29.1 million, or 22.2% of revenue, compared to $35.4 million, or 26.8% of revenue for the corresponding period in 2002.  The decrease in the funeral margin was primarily due to higher insurance and benefits costs in the 12 weeks ended March 22, 2003, compared to the corresponding period in 2002.

Cemetery revenue for the 12 weeks ended March 22, 2003, was $39.7 million, representing 20.1% of total revenue, which was up slightly by $0.5 million, or 1.1% compared to the corresponding period in 2002.  On a same site basis, cemetery revenue increased $1.2 million, or 3.2%, compared to the corresponding period in 2002, primarily due to higher at-need and pre-need revenue that was partially offset by lower finance income from customer pre-need receivables.

The cemetery gross margin was $2.3 million, or 5.9% of revenue for the 12 weeks ended March 22, 2003, compared to $3.3 million, or 8.5% of revenue for the corresponding period in 2002.  The decline in the cemetery margin was primarily due to higher insurance and benefits costs, utilities and maintenance costs.  Removing the results of cemeteries sold or held for sale in the 12 weeks ended March 22, 2003, cemetery revenue would have been $35.8 million, and gross margin would have been 7.9% of revenue, an increase of 21.6% in gross margin.  Similarly, for the corresponding period in 2002, cemetery revenue would have been $34.8 million, and gross margin would have been 11.9% of revenue, an increase of 24.1% in gross margin.

The Company’s insurance operations generated revenue of $27.0 million, representing 13.6% of total revenue for the 12 weeks ended March 22, 2003, compared to revenue of $28.5 million, representing 14.3% of total revenue for the corresponding period in 2002.  Insurance revenue declined primarily due to lower premiums and investment income.

General and administrative expenses totaled $7.2 million for the 12 weeks ended March 22, 2003, representing 3.7% of total revenue, while for the corresponding period in 2002, general and administrative expenses totaled $11.3 million, or 5.7% of total revenue.  The decline was primarily due to a $5.0 million decrease in accrued legal expenses resulting from legal claim settlements.

Pre-need funeral and cemetery contracts written during the 12 weeks ended March 22, 2003, totaled $40.6 million and $18.2 million, respectively.  For the corresponding period in 2002, pre-need funeral and cemetery contracts written totaled $38.7 million and $19.0 million, respectively.  The increase in pre-need funeral contracts written was primarily due to continuing efforts to increase pre-need sales.  The decrease in pre-need cemetery contracts written was primarily due to cemetery locations sold since January 1, 2002, although the decline was partially offset by an increase in pre-need contracts written at cemetery locations in operation for all of the current fiscal year and corresponding prior year period.

During the 12 weeks ended March 22, 2003, the Company identified four additional funeral homes and 15 additional cemeteries as held for sale.  The aggregate carrying amount of these locations was approximately $15.2 million, and the estimated fair market value, less estimated costs to sell, was $7.0 million.  As a result, the Company recorded a pre-tax provision for long-lived asset impairment of $8.2 million. The Company also recorded an additional pre-tax provision for long-lived asset impairment of $1.3 million for funeral homes and cemeteries previously identified as held for sale.

For the 12 weeks ended March 22, 2003, interest expense was $18.9 million, a decrease of $2.0 million, or 9.5%, compared to the corresponding period in 2002, primarily reflecting the effect of debt repayments made by the Company during the 2002 fiscal year.

For the 12 weeks ended March 22, 2003, there was a net income tax benefit of $8.1 million, compared to income tax expense of $3.7 million in the corresponding period in 2002.  The income tax benefit is primarily due to income tax refunds totaling $9.7 million resulting from audits of the predecessor’s 1993 through 1998 federal income tax returns.

Company Overview

Launched on January 2, 2002, the Company is the second largest operator of funeral homes and cemeteries in North America. As of March 22, 2003, the Company operated 798 funeral homes, 185 cemeteries and 62 combination funeral home and cemetery locations in the United States, Canada and the United Kingdom.  The Company provides funeral and cemetery services and products on both an at-need and pre-need basis.  In support of the pre-need business, it operates insurance subsidiaries that provide customers with a funding mechanism for the pre-arrangement of funerals.

Additional Information

Alderwoods Group was formed pursuant to the Plan of Reorganization of The Loewen Group Inc., which became effective on January 2, 2002.  Under the terms of Loewen’s Plan, substantially all of its assets and operations were taken over by Alderwoods Group on the Effective Date. While the Plan of Reorganization became effective on January 2, 2002, for accounting and reporting purposes it is reflected as at December 31, 2001, consistent with requirements of United States generally accepted accounting principles.

For more information about the Company’s results, readers are directed to the Company’s Form 10-Q, which will be filed with the United States Securities and Exchange Commission (SEC), and will be available in pdf format through the Company’s website (www.alderwoods.com).

Basis of Presentation

The Company’s financial results discussed in this media release are presented in U.S. dollars, and all accounting information is presented on the basis of United States generally accepted accounting principles.

The Company’s fiscal year ends on the Saturday nearest to the last day of December in each year (whether before or after such date).  During 2003, the Company’s first and second fiscal quarters will each consist of 12 weeks and the third fiscal quarter will consist of 16 weeks.  The fourth fiscal quarter of 2003, which will end on January 3, 2004, will consist of 13 weeks, in order to cause the fourth fiscal quarter to end on the same day as the fiscal year.

Safe Harbor

Certain statements contained in this press release, including, but not limited to, information regarding the status and progress of the Company’s operating activities, the plans and objectives of the Company’s management, assumptions regarding the Company’s future performance and plans, and any financial guidance provided, as well as certain information in other filings with the SEC and elsewhere are forward-looking statements within the meaning of Section 27A(i) of the Securities Act of 1933 and Section 21E(i) of the Securities and Exchange Act of 1934.  The words “believe,” “may,” “will,” “estimate,”  “continues,”  “anticipate,”  “intend,”  “expect” and similar expressions identify these forward-looking statements.  These forward-looking statements are made subject to certain risks and uncertainties that could cause actual results to differ materially from those stated, including the following: uncertainties associated with future revenue and revenue growth; the impact of the Company’s significant leverage on its operating plans; the ability of the Company to service its debt; outcomes in pending legal and tax claims; the Company’s ability to attract, train and retain an adequate number of sales people; the impact of changes to federal, state and local laws and regulations affecting revenues from trust funds; uncertainties associated with the volume and timing of pre-need sales of funeral and cemetery services and products; variances in death rates; variances in the use of cremation; the impact of environmental and other laws impacting the Company’s operations; future tax rates; and various other uncertainties associated with the funeral service industry and the Company’s operations in particular which are referred to in the Company’s periodic reports filed with the SEC. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Conference Call

Alderwoods Group will host a conference call tomorrow morning, Friday, May 2nd, at 11:00 a.m. Eastern Time. A question and answer session will follow brief remarks by Paul Houston, President and CEO, John Lacey, Chairman, and Ken Sloan, Executive Vice President and Chief Financial Officer.  The toll-free conference dial-in number for U.S. and Canadian listeners is 800.640.7112 and for Toronto participants is 416.641.6442.

Contact:	Kenneth A. Sloan	Tamara Malone
	Executive Vice President,	Manager,
	Chief Financial Officer	Media and Investor Relations
	Alderwoods Group, Inc.	Alderwoods Group, Inc.
	Tel: 416.498.2455	Tel: 416.498.2778
	Fax: 416.498.2449	Fax: 416.498.2449
	Email: ken.sloan@alderwoods.com	tamara.malone@alderwoods.com

ALDERWOODS GROUP, INC.

Consolidated Statements of Operations (Unaudited)

Expressed in thousands of dollars except per share amounts and number of shares outstanding

	12 Weeks Ended March 22, 2003	12 Weeks Ended March 23, 2002

Revenue
Funeral	$130,972	$131,859
Cemetery	39,678	39,244
Insurance	27,022	28,538
	197,672	199,641
Costs and expenses
Funeral	101,895	96,485
Cemetery	37,345	35,910
Insurance	23,921	24,683
	163,161	157,078
	34,511	42,563

General and administrative expenses	7,223	11,320
Provision for asset impairment	9,470	—
Earnings from operations	17,818	31,243

Interest on long-term debt	18,920	20,910
Other expenses (income), net	298	(514)
Earnings (loss) before income taxes	(1,400)	10,847
Income taxes	(8,100)	3,736
Net income	$6,700	$7,111

Basic and diluted earnings per Common share:
Net income	$0.17	$0.18

Basic and diluted weighted average number of shares outstanding (thousands)	39,955	39,887

Consolidated Balance Sheets

Expressed in thousands of dollars

	March 22, 2003	December 28, 2002
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$58,172	$46,112
Receivables, net of allowances	52,625	65,996
Inventories	22,159	22,284
Other	24,107	22,272
	157,063	156,664

Pre-need funeral contracts	1,001,395	1,002,601
Pre-need cemetery contracts	442,143	447,336
Cemetery property	149,424	150,211
Property and equipment	615,905	620,215
Insurance invested assets	415,405	405,413
Deferred income tax assets	6,413	7,872
Goodwill	335,825	335,779
Other assets	35,156	43,958
	$3,158,729	$3,170,049

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$142,501	$163,795
Current maturities of long-term debt	84,483	90,608
	226,984	254,403

Long-term debt	663,689	669,062
Deferred pre-need funeral contract revenue	999,577	996,781
Deferred pre-need cemetery contract revenue	336,228	336,833
Insurance policy liabilities	346,116	340,240
Deferred income tax liabilities	24,969	24,968
Other liabilities	24,958	24,360
	2,622,521	2,646,647
Stockholders’ equity
Common stock	400	399
Capital in excess of par value	739,836	739,711
Accumulated deficit	(227,044)	(233,744)
Accumulated other comprehensive income	23,016	17,036
	536,208	523,402
	$3,158,729	$3,170,049

ALDERWOODS GROUP, INC.

Consolidated Statements of Cash Flows (Unaudited)

Expressed in thousands of dollars

	12 Weeks Ended March 22, 2003	12 Weeks Ended March 23, 2002

CASH PROVIDED BY (APPLIED TO)
Operations
Net income	$6,700	$7,111
Items not affecting cash
Depreciation and amortization	9,817	10,031
Insurance policy benefit reserves	6,291	7,739
Provision for asset impairment	9,470	—
Loss on disposal of subsidiaries and investments	250	80
Deferred income taxes	—	(24)
Other, including net changes in other non-cash balances	(3,614)	(10,364)
	28,914	14,573

Investing
Proceeds on disposition of assets and investments	3,555	11,580
Purchase of property and equipment and business acquisitions	(3,762)	(3,206)
Purchase of insurance invested assets	(42,063)	(120,944)
Proceeds on disposition and maturities of insurance invested assets	36,931	113,791
	(5,339)	1,221

Financing
Increase in long-term debt	—	44
Repayment of long-term debt	(11,515)	(3,404)
	(11,515)	(3,360)

Increase in cash and cash equivalents	12,060	12,434
Cash and cash equivalents, beginning of period	46,112	101,561
Cash and cash equivalents, end of period	$58,172	$113,995